UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 1, 2009 (April 1, 2009)

Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On April 1, 2009, Bonifay Holding Company (“BHC”) and its subsidiary, The Bank of Bonifay, a Florida banking company (the “Bank ”), terminated their agreement (the “Agreement”) with Protective Life Corporation (“Protective”) under which Protective would have acquired BHC and the Bank.  Under the Agreement, the Bank would have transferred Bank assets selected by Protective with a book value of up to $38 million to newly formed subsidiaries of the Bank (the “New Companies”).  Current BHC stockholders and Protective would have paid cash to the Bank in amounts equal to the value of the transferred assets up to $10 million and $28 million, respectively.  Through a series of transfers and mergers, at the consummation of the transaction BHC and the Bank would have been wholly owned subsidiaries of Protective and the New Companies would have been owned by the former BHC stockholders.

The Agreement gave either party the option of terminating the Agreement if the acquisition was not completed by March 31, 2009; BHC and the Bank exercised this right of termination.   There are no material early termination penalties to Protective or BHC and the Bank as a result of the termination of the Agreement.

One of the conditions of closing under the Agreement was the receipt by Protective of approval from the U.S. Treasury Department to participate in the Treasury Department’s Capital Purchase Program on terms acceptable to Protective.  Protective understands that the Treasury Department has not yet acted on any pending insurer applications for participation in its Capital Purchase Program and has not specified a timetable for such action.  Protective understands that in light of this uncertainty, BHC and the Bank determined that termination of the Agreement was in their best interest.

Item 7.01 Regulation FD Disclosure

On April 1, 2009, Protective Life Corporation (“Protective”) issued the press release attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

   (c) Exhibits:

99.1 – Press Release Dated April 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION
/s/Steven G. Walker
Steven G. Walker
Senior Vice President, Controller and Chief Accounting Officer

Dated: April 1, 2008